Exhibit 3.1

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

9.00% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Innovative Industrial Properties, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: By Articles Supplementary filed with the SDAT on October 16, 2017 (the “Prior Articles Supplementary”), the Company classified and designated 690,000 shares (the “Prior Shares”) of its authorized but unissued preferred stock, par value $0.001 per share (“Preferred Stock”), as a separate series of Preferred Stock designated as the “9.00% Series A Cumulative Redeemable Preferred Stock” of the Company (the “Series A Preferred Stock”), and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such Series A Preferred Stock, all as set forth in the Prior Articles Supplementary.

SECOND: The Board of Directors of the Company (the “Board”), or a duly authorized committee thereof, adopted resolutions on or as of August 14, 2017 that authorized the issuance of up to all of the Prior Shares of Series A Preferred Stock.

THIRD: Pursuant to authority expressly vested in the Board by Article V of the Second Articles of Amendment and Restatement of the Company (which, as amended and supplemented from time to time, together with these Articles Supplementary, are referred to herein as the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board adopted resolutions on or as of May 15, 2024 that duly classified and designated 22,660,000 shares (the “Additional Shares”) of authorized but unissued Preferred Stock as additional shares of Series A Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Prior Articles Supplementary. After giving effect to the foregoing classification and designation, the total number of shares of Series A Preferred Stock that the Company has the authority to issue under the Charter is 23,350,000 shares.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

SEVENTH: The undersigned Chief Executive Officer and President of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Innovative Industrial Properties, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President, and attested to by its Secretary on this 22nd day of May, 2024.

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

By:	/s/ Paul Smithers
Paul Smithers, Chief Executive Officer and President

Attest:

By:	/s/ Brian Wolfe
Brian Wolfe, Secretary

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